CONFIDENTIAL

SECOND AMENDMENT
TO
LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT (this "Amendment No. 2") is entered into this 26th day of June 2024 (the "Amendment No. 2 Effective Date"), by and between NEWSOARA BIOPHARMA CO., LTD., a company organized under the laws of China, having a business address at Building 10, No.860, Xinyang Road, LinGang New District Area, Shanghai, China ("Newsoara"), and VTV THERAPEUTICS LLC, a limited liability company organized under the laws of Delaware, having a business address at 3980 Premier Drive, Suite 310, High Point, NC 27265 ("vTv").

WHEREAS, Newsoara and vTv previously entered into the License Agreement on the 31st day of May 2018, ("Original Agreement") as amended by the First Amendment on the 11th day of November 2020 ("Amendment No. 1") whereby Newsoara obtained a license to the vTv Know-How, vTv Patent Rights, and vTv Compounds, which are PDE4 Inhibitors, including HPP737;

WHEREAS, the Parties desire to amend the Original Agreement as amended by Amendment No. 1 to include the grant of worldwide rights to Newsoara on the terms and conditions set forth herein;

NOW, THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the parties agree as follows:

1. Amendment for Global Rights Fee

a. Sections 6.1(a) and 6.1(b). The following new Sections 6.1(a) and 6.1(b) shall be added to Section 6.1 immediately following Section 6.1 therein:

"6.1(a) Global Rights Fee. Newsoara shall make the following non-refundable, non-creditable payments to vTv:

(i) Sixteen Million Six Hundred Sixty-Seven Thousand dollars ($16,667,000) on the earlier of (A) the six (6) month anniversary of the Amendment No. 2 Effective Date and (B) ten (10) Business Days after Newsoara has rights to use funds from the first financing of Newsoara, including through issuance of debt, equity, convertible note, or SAFE, or receipt of grant funding or otherwise, occurring after the Amendment No. 2 Effective Date (such payment, the "First Global Rights Fee", and such financing, the "Financing Event"); and

(ii) Three Million Three Hundred Thirty-Three Thousand dollars ($3,333,000) on the earlier of the twelve (12) month anniversary of the Amendment No. 2 Effective Date and the six (6) month anniversary of the payment of the First Global Rights Fee (such payment, the "Second Global Rights Fee").

6.1(b) Financing Status. Newsoara shall keep vTv regularly informed regarding the potential Financing Event and the receipt of any funds pursuant thereto, including the anticipated date of the Financing Event, or if Newsoara does not expect to receive funds under any Financing Event prior to the six (6) month anniversary of the Effective Date. Newsoara shall inform vTv of the occurrence of the Financing Event within one (1) Business Day of the first closing of any

Financing Event. Newsoara shall exercise due diligence to ensure that all conditions necessary to allow Newsoara to use funding received through a Financing Event are met."

2. Contingent Amendments. Effective upon timely payment of both the First Global Rights Fee and the Second Global Rights Fee:

a. Section 1.56. Section 1.56 shall be amended and restated in its entirety to read as follows:

"1.56 "SDA". SDA means the National Medical Product Administration, including any of its predecessor, successor agency and local counterparts in Mainland China."

b. Section 1.60. Section 1.60 shall be amended and restated in its entirety to read as follows:

"1.60 "Territory". Territory means all countries and regions of the world."

c. New Defined Terms. The following terms are hereby added to Article I of the Agreement and defined as follows:

""Amendment No. 2 Effective Date" shall have the meaning as set forth in Amendment No. 2.

"EU" shall mean any of the European Union member states as of the applicable time during the Term, and in any event including the United Kingdom, France, Germany, Italy and Spain.

"Original Territory" shall mean, for the purpose of this Agreement, (i) Mainland China, (ii) Hong Kong, (iii) Macau, (iv) Taiwan, (v) Thailand, (vi) Vietnam, (vii) Indonesia, (viii) Malaysia, (ix) Philippines, (x) Singapore, (xi) Myanmar (Burma), (xii) Cambodia, (xiii) Laos, (xiv) Brunei, and (xv) South Korea.

"Region" shall mean each country, provided that for purposes of this Agreement, Mainland China, Hong Kong, Macau, and Taiwan shall each be considered to be a separate Region and for purposes of Section 11.2 and 11.3, "Region" shall mean each of (A) the Americas, (B) Europe, (C) Asia-Pacific excluding Mainland China, (D) Sub-Saharan Africa, (E) the Middle East, and (F) Mainland China."

d. Section 2.1(c). Section 2.1(c) shall be amended and restated as follows:

"(c) (Intentionally Omitted)."

e. Section 2.1(d). Section 2.1(d) shall be amended and restated as follows:

"(d) Right of Reference. vTv hereby grants to Newsoara and its Related Parties a right of reference to all Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of vTv and/or its Related Parties, as applicable. Newsoara and its Related Parties may use such right of reference to vTv's and its Related Parties' Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Product in the Field in the Territory."

f. Section 2.4(d). The following new Section 2.4(d) shall be added to Section 2.4 immediately following Section 2.4(c) therein:

"(d) Beginning on the Effective Date and ending on the later of ten (10) years after the Amendment No. 2 Effective Date and expiration of the last to expire vTv Patent Rights, neither vTv nor any of its Affiliates shall, alone or in collaboration with any other Person, Develop

(solely with respect to clinical study activities) or Commercialize any Competing Product or Product in the Territory, or grant a license to any other Person (other than Newsoara) to Develop or Commercialize any Competing Product or Product in the Territory; *provided, however,* that this provision shall not apply to any Third Party that acquires all or substantially all of vTv's assets or all of vTv's stock."

g. **Section 3.1**. Section 3.1 shall be amended and restated as follows:

"3.1 General. From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Newsoara shall be solely responsible for the Development of Compounds and Products in the Field in the Territory, including all costs and expenses relating thereto."

h. **Section 3.2**. Section 3.2 shall be amended and restated as follows:

"3.2 Alliance Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters related to Development of Compounds and/or Products and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an "Alliance Manager"). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party."

i. **Section 3.3**. Section 3.3 shall be amended and restated as follows:

"3.3 Exchange of Information Regarding Development. At least once each Calendar Quarter during the Term, Newsoara shall and shall require its Related Parties to provide vTv with a reasonably detailed report describing Development activities and the summary results thereof with respect to all Compounds and Products in the Territory. Further, at least once per Calendar Year during the Term, Newsoara shall and shall require its Related Parties to provide vTv with a summary of its Development plans for the Compounds and Products, including all indications for which Newsoara intends to Develop such Compounds and Products, and the expected initiation of any clinical study of a Product. Without limiting the generality of the foregoing, promptly upon request by vTv, Newsoara shall answer any reasonable questions from vTv regarding such activities relating to the Development of Compounds and Products in the Field. In satisfying the obligations under this Section 3.3, each Party shall comply with all applicable data privacy Laws."

j. **Section 3.4**. Section 3.4 shall be amended and restated as follows:

"3.4 (Intentionally Omitted)."

k. **Section 5.1**. Section 5.1 shall be amended and restated as follows:

"5.1 Diligence. During the Term, Newsoara shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to (a) Develop at least one Compound and at least one Product in at least two different disease indications in the Field in each of (i) Mainland China and (ii) the US and EU and (b) Commercialize at least one Product in at least two different disease indications in the Field in each of (i) Mainland China and (ii) the US and EU. In addition, and without limiting the foregoing, Newsoara shall perform the obligation set forth in Section 5.3."

l. **Section 5.2(a)**. Section 5.2(a) shall be amended and restated as follows:

"(a) (Intentionally Omitted)."

m. **Section 6.3(a)**. Section 6.3(a) shall be amended and restated in its entirety to read as follows:

"(a) Newsoara shall pay to vTv the non-refundable, non-creditable, one-time payments set forth below after the earliest date on which the corresponding milestone event set forth below is achieved by Newsoara or any of its Affiliates or Sublicensees with respect to a Compound or Product, as the case may be:

Milestone Event	**Payment**
First Disease Indication	
(i) Filing of a CTA for clinical trials in Mainland China	$1,000,000
(ii) The earlier of (x) the issuance of a Patent Right Covering HPP737 filed in Mainland China or (y) Initiation of a Phase III Clinical Trial in Mainland China for a first disease indication	$1,000,000
(iii) Initiation of Phase III Clinical Trial in Mainland China for a first disease indication	$1,000,000
(iv) Receipt of Regulatory Approval in Mainland China for a first disease indication	$10,000,000
(v) Receipt of Regulatory Approval (for EU, and pricing approval in at least 3 of United Kingdom, France, Germany, Italy and Spain) in the US or EU for a first disease indication	$10,000,000
Second Disease Indication	
(vi) Initiation of a Phase III Clinical Trial inMainland China for a second disease indication	$1,500,000
(vii) Receipt of Regulatory Approval in Mainland China for a second disease indication	$10,000,000
(viii) Receipt of Regulatory Approval (for EU, and pricing approval in at least 3 of United Kingdom, France, Germany, Italy and Spain) in The US or EU for a second disease indication	$10,000,000

Milestone payments 6.3(a)(ii) and (iii) are separate payments even though each may be triggered by the same event."

n. **Section 6.3(c)**. Section 6.3(c) shall be amended and restated in its entirety to read as follows:

"(c) If a later Development milestone event for the same Region and same indication is achieved prior to the achievement of an earlier Development milestone event for the same Region and same indication, then all milestone payments due and payable for the earlier Development milestone event, if not previously paid, shall become due and payable simultaneously with the payment for achievement of the subsequent Development milestone event."

o. **Section 6.4**. Section 6.4 shall be amended and restated in its entirety to read as follows:

"6.4 Milestone Payments. In addition to all other amounts payable under this Agreement, Newsoara shall pay to vTv non-refundable, non-creditable, one-time milestone payments based on Net Sales of Products in all Regions of the Original Territory, in the amounts provided below:

Milestone Event		Payment
(i)	Aggregate Net Sales of all Products in all Regions of the Original Territory first exceeds $100,000,000 in a Calendar Year	$5,000,000
(ii)	Aggregate Net Sales of all Products in all Regions of the Original Territory first exceeds $200,000,000 in a Calendar Year	$10,000,000
(iii)	Aggregate Net Sales of all Products in all Regions of the Original Territory first exceeds $500,000,000 in a Calendar Year	$20,000,000

Each milestone payment set forth in this Section 6.4 shall be paid within the time period specified in Section 6.6 for such payment and shall be paid at most once. If two (2) or more of the milestone events set forth in this Section 6.4 are achieved in the same Calendar Year, such that two (2) or more of such milestone payments become payable in such Calendar Year, then Newsoara shall pay each of such applicable milestone payments within the time period specified in Section 6.6 for each such payments, provided, that, in cases in which two (2) or more of such milestone payments become payable in the same Calendar Year, fifty percent (50%) of the aggregated Net Sales milestone payment amounts for such milestone events may be deferred and paid one year after such milestone events are achieved."

p. Section 6.5(a). Section 6.5(a) shall be amended and restated in its entirety to read as follows:

"(a) Royalty Rate. Subject to Section 6.5(b)-(e), Newsoara shall pay to vTv royalties, on a Product-by-Product basis, on Net Sales of Products in the Territory during each Calendar Year during the applicable Royalty Term as follows:

(i) 5.0% of Calendar Year Net Sales of such Product less than or equal to $500,000,000;

(ii) 6.0% of Calendar Year Net Sales of such Product greater than $500,000,000 and less than or equal to $1,000,000,000; and

(iii) 8.0% of Calendar Year Net Sales of such Product greater than $1,000,000,000.

By way of example, if annual Net Sales of Product by Newsoara and its Affiliates and Sublicensees in a Calendar Year are $2,000,000,000, Newsoara will pay vTv a royalty of $135,000,000, comprising $25,000,000 on that portion of Net Sales that is less than $500,000,000, $30,000,000 on that portion of Net Sales that is greater than $500,000,000 and less than or equal to $1,000,000,000, and $80,000,000 on that portion of Net Sales that is in excess of $1,000,000,000."

q. Section 6.6. Section 6.6 shall be amended and restated in its entirety to read as follows:

"6.6 Reports; Payments. Within thirty (30) days (for the Original Territory) or ninety (90) days (for the Territory other than the Original Territory) after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment obligation under Section 6.4 or 6.5, Newsoara shall submit to vTv a report identifying, for each Product, the Net Sales for such Product for each Region in the Territory for such Calendar Quarter, any sales milestone and royalty payable to vTv and the basis for any reduction in royalties pursuant to any subsection of Section 6.5. Concurrently with each such report, Newsoara shall pay to vTv all sales milestones and royalties payable by it under Sections 6.4 and 6.5. In addition, within thirty (30) days (for the Original Territory) or ninety (90) days (for the Territory other than the Original Territory) after the end of each Calendar Year, Newsoara shall deliver to vTv a report in a form mutually agreeable to both Parties detailing the components of Net Sales on a Product-by-Product and Region-by-Region basis."

r. Section 7.2. Section 7.2 shall be amended and restated in its entirety to read as follows:

"7.2 Prosecution and Maintenance of Patent Rights.

(a) Prosecution of vTv Patent Rights and Joint Patent Rights. Newsoara shall be responsible for obtaining, prosecuting, and/or maintaining Patent Rights covering Joint Inventions ("Joint Patent Rights") and vTv Patent Rights on a worldwide basis; provided, however, that Newsoara shall notify vTv in writing within ten (10) Business Days after filing any patent application that falls within the definition of Joint Patent Rights or vTv Patent Rights. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights and vTv Patent Rights shall be borne one-hundred percent (100%) by Newsoara. Newsoara shall notify vTv at least ninety (90) days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in the Joint Patent Rights and vTv Patent Rights. Newsoara shall keep vTv informed of the status of all pending Joint Patent Rights and vTv Patent Rights. Newsoara, its agents and attorneys shall consider all comments of vTv regarding any aspect of such patent prosecutions in good faith. vTv shall promptly provide appropriate documents to allow Newsoara to prosecute and/or maintain Joint Patents and vTv Patents. Newsoara shall not abandon any Joint Patent Rights (the "Abandoned Joint Patents") or any vTv Patent Rights (the "Abandoned vTv Patents") in any country or territory without at least ninety (90) days' prior notice to vTv. If Newsoara decides to abandon any Joint Patent Rights or any vTv Patent Rights or refuses to pay due expense for the Joint Patent Rights or the vTv Patent Rights, vTv shall have the option, at its sole expense, to continue to prosecute and maintain the Abandoned Joint Patents or Abandoned vTv Patents by providing written notice to Newsoara. Upon vTv's exercise of such option, Newsoara shall promptly provide vTv with the appropriate documents to allow vTv to continue to prosecute or maintain such Abandoned Joint Patents or such vTv Patent Rights.

(b) Prosecution of Newsoara Patent Rights. Newsoara has the sole right, but not the responsibility, to obtain, prosecute and/or maintain the Newsoara Patent Rights. The expenses incurred to draft an application included in Newsoara Patent Rights, to file and prosecute the Patent Cooperation Treaty (PCT) application included in Newsoara Patent Rights before the national phase deadline, and to obtain, prosecute and maintain Newsoara Patent Rights shall be borne one hundred percent (100%) by Newsoara."

s. Section 7.9(b)(ii). Section 7.9(b)(ii) shall be amended and restated as follows:

"(ii) (Intentionally Omitted)."

t. Section 8.3. Section 8.3 shall be amended and restated in its entirety to read as follows:

"8.3 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products. Accordingly, subject to coordination through designated representatives of each Party, Newsoara shall be free to publicly disclose (including through articles in scientific or medical journals or presentations) the results of clinical trials involving Compounds or Products arising out of this Agreement ("Publication") in a manner consistent with all Laws applicable to Newsoara and best industry practices. If Newsoara intends to publish or present any such Publication, articles in scientific or medical journals or to make presentations of the results of clinical trials involving Compounds or Products arising out of this Agreement, then Newsoara shall provide vTv with notice of such Publication within thirty (30) days after such Publication, along with a copy thereof."

u. Section 11.2. Section 11.2 shall be amended and restated in its entirety to read as follows:

"11.2 Termination for Convenience. Newsoara shall have the right upon ninety (90) days prior written notice to vTv to terminate this Agreement on a Region-by-Region and Product-by-Product basis for any reason."

v. Section 11.9. The following new Section 11.9 shall be added to Article 11 immediately following Section 11.8 therein:

"11.9 Survival of Sublicenses. Except in connection with a termination pursuant to Section 11.2, notwithstanding anything to the contrary, no termination of this Agreement shall be construed as a termination of any sublicense granted to a Major Biopharma Sublicensee, and thereafter each such Major Biopharma Sublicensee shall be considered a direct licensee of vTv in the territory and within the scope so licensed, on the applicable terms of this Agreement, provided that: (a) such Major Biopharma Sublicensee is then in full compliance with all terms and conditions of its sublicense; (b) such Major Biopharma Sublicensee agrees in writing to assume all applicable obligations of Newsoara under this Agreement, taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense; and (c) vTv shall have no obligations under such sublicense beyond vTv's obligations expressly set out in this Agreement. As used herein, "Major Biopharma Sublicensee" means a Sublicensee that is a Third Party and is within the top fifty (50) largest biopharmaceutical companies in China (including wholly-owned subsidiaries of the top fifty (50) largest biopharmaceutical companies even if such subsidiary by itself would not fall within the top fifty (50) largest biopharmaceutical companies in China, as measured by such Third Party's market capitalization based on the closing share price on the last Business Day of the immediately preceding Calendar Year or, if not publicly traded, as measured by revenues. If the Sublicensee is not headquartered in China, then "Major Biopharma Sublicensee" means a Sublicensee that is a Third Party and is within the top thirty (30) largest biopharmaceutical companies in the Region in which such Third Party is headquartered (including wholly-owned subsidiaries of the top thirty (30) largest biopharmaceutical companies in the Region even if such subsidiary by itself would not fall within the top thirty (30) largest biopharmaceutical companies in the Region), as measured by such Third Party's market capitalization based on the closing share price on the last Business Day of the immediately preceding Calendar Year or, if not publicly traded, as measured by revenues."

3. **Effect of failure timely pay First Global Rights Fee and Second Global Rights Fee.** If Newsoara fails to timely pay vTv either or both of the First Global Rights Fee and the Second Global Rights Fee, then (a) this Amendment No. 2 shall not take effect and be null and void in their entirety, (b) the Original Agreement as shall continue on the basis of its terms, as amended by Amendment No. 1 only, (c) vTv shall not have a right to terminate the Original Agreement on the basis of such failure to pay either or both the First Global Rights Fee or Second Global Rights Fee; and (d) Newsoara shall not be liable for any consequential damages vTv incurs arising from Newsoara's failure to timely pay either or both of the First Global Rights Fee and the Second Global Rights Fee.

4. **Constituted Transfer of Know-How**. During the three (3) month period after the payment of both the First Global Rights Fee and the Second Global Rights Fee, if there is any vTv Know-How that has not been transferred to Newsoara by vTv, then vTv shall promptly transfer such vTv Know-How to Newsoara and shall provide Newsoara reasonable assistance in transitioning vTv Know-How to Newsoara at no additional cost other than reimbursement of vTv's reasonable related out-of-pocket expenses.

5. **Representations**. vTv hereby represents and warrants as of the Amendment No. 2 Effective Date, all of the representations in Section 9.1(a), 9.1(b), 9.1(c), 9.1(d) (solely with regard to the newly-added Territory), 9.1(f) (third sentence and solely with regard to the newly-added Territory), 9.1(g), and 9.1(h) are still correct (where each reference to Effective Date is replaced with Amendment No. 2 Effective Date). Newsoara hereby represents and warrants as of the Amendment No. 2 Effective Date, all of the representations in Section 9.2 are still correct (where reference to Effective Date is replaced with Amendment No. 2 Effective Date).

6. **JDC**. The JDC shall have no obligations under this Agreement and the Alliance Managers shall be the contact persons for the exchange of information previously within the JDC's purview, and decisions of the JDC shall be decisions as between the Parties.

7. **Safety Agreement**. The Pharmacovigilance Agreement between Parties dated 16th day of June 2021 shall be terminated upon transfer of the U.S. IND for the Product to Newsoara.

8. **Defined Terms**. Capitalized terms used in this Amendment No. 2 and not defined herein shall have the respective meanings ascribed to them in the Agreement.

9. **Counterparts**. This Amendment No. 2 may be executed in one or more counterparts by original or facsimile signature, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

10. **Effect**. As amended by this Amendment No. 2, the Agreement remains in full force and effect.

11. **Governing Law**. This Amendment No. 2 shall be governed by and interpreted in accordance with the internal laws of the State of New York, USA, without regard to its conflicts of laws rules.

[*Signature page follows*]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the Amendment No. 2 Effective Date.

NEWSOARA BIOPHARMA CO., LTD.	VTV THERAPEUTICS LLC
By: [signature]	By: Rich Nelson
Name: Benny Li	Name: Rich Nelson
Title: CEO	Title: Chief Business Officer